Exhibit 4.2

GEORGIA POWER COMPANY

TO

THE BANK OF NEW YORK,

TRUSTEE

EIGHTH SUPPLEMENTAL INDENTURE

DATED AS OF JUNE 30, 2006

TO BE EFFECTIVE AS OF JULY 1, 2006

Pursuant to

Senior Note Indenture

Dated as of March 1, 1998

from

Savannah Electric and Power Company

To

The Bank of New York, as Trustee

TABLE OF CONTENTS1

                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                       PAGE

ARTICLE 1	2
Assumption of Senior Notes	2
SECTION 101. Express Assumption	2
SECTION 102. Definitions	2
SECTION 103. Substitution	2
ARTICLE 2	2
Miscellaneous Provisions	2
SECTION 201. Recitals by Company	2
SECTION 202. Ratification and Incorporation of Original Indenture	2
SECTION 203. Executed in Counterparts	2

_________________________

1   This Table of Contents does not constitute part of the Indenture or have any bearing upon the interpretation of any of its terms and provisions.

THIS EIGHTH SUPPLEMENTAL INDENTURE is dated as of the 30th day of June, 2006 and shall be effective as of the 1st day of July, 2006, by and between GEORGIA POWER COMPANY, a Georgia corporation, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374 (the “Company”), and THE BANK OF NEW YORK, a New York banking corporation, 101 Barclay Street, 21 West, New York, New York  10286 (the “Trustee”).

W I T N E S S E T H:

WHEREAS, Savannah Electric and Power Company (“Savannah Electric”) has heretofore entered into a Senior Note Indenture, dated as of March 1, 1998 (the “Original Indenture”), with The Bank of New York, as trustee, as heretofore supplemented;

WHEREAS, effective as of the date hereof, Savannah Electric shall merge with and into the Company;

WHEREAS, the Original Indenture is incorporated herein by this reference and the Original Indenture, as heretofore supplemented and as further supplemented by this Eighth Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, under the Original Indenture, Savannah Electric may merge with and into a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia which expressly assumes, by an indenture supplemental to the Original Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the Senior Notes (as defined in the Original Indenture) and the performance of every covenant of the Indenture on the part of Savannah Electric to be performed or observed;

WHEREAS, the Company is a Georgia corporation and proposes to assume the due and punctual payment of the principal of (and premium, if any) and interest on all the Senior Notes and the performance of every covenant of the Indenture on the part of Savannah Electric to be performed or observed; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Eighth Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

Assumption of Senior Notes

SECTION 101. Express Assumption. In accordance with Section 801 of the Original Indenture, the Company hereby assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the Senior Notes and the performance of every covenant of the Indenture on the part of Savannah Electric to be performed or observed.

SECTION 102. Definitions. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Indenture.

SECTION 103. Substitution. In accordance with Section 802 of the Original Indenture, the Company is hereby substituted for, and may exercise every right and power of, Savannah Electric under the Indenture with the same effect as if the Company had been named as Savannah Electric therein, and hereafter Savannah Electric shall be relieved of all obligations and covenants under the Indenture and the Senior Notes.

ARTICLE 2

Miscellaneous Provisions

SECTION 201. Recitals by Company. The recitals in this Eighth Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Eighth Supplemental Indenture as fully and with like effect as if set forth herein in full.

SECTION 202. Ratification and Incorporation of Original Indenture. As heretofore supplemented and as supplemented hereby, the Indenture is in all respects ratified and confirmed, and the Indenture as heretofore supplemented and as further supplemented by this Eighth Supplemental Indenture shall be read, taken and construed as one and the same instrument.

SECTION 203. Executed in Counterparts. This Eighth Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this instrument to be signed in its name and behalf by its duly authorized officers, all as of the day and year first above written.

ATTEST: By: /s/Wayne Boston Assistant Secretary	GEORGIA POWER COMPANY By: /s/Cliff Thrasher Executive Vice President, Chief Financial Officer and Treasurer
ATTEST: By: /s/Remo Reale Authorized Signatory	THE BANK OF NEW YORK, as Trustee By: /s/Robert A. Massimillo Authorized Signatory
Acknowledged:
ATTEST: By: /s/Nancy E. Frankenhauser Comptroller and Corporate Secretary	SAVANNAH ELECTRIC AND POWER COMPANY By: /s/Kirby R. Willis Vice President, Treasurer and Chief Financial Officer